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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Herbalife Ltd. (formerly WH Holdings (Cayman Islands) Ltd.):

        We consent to the use of our report dated February 19, 2004, except as to note 17, which is as of March 8, 2004 and paragraph 1 of Note 2, which is as of December 1, 2004, with respect to the consolidated balance sheet of Herbalife Ltd. and subsidiaries as of December 31, 2003, and the related consolidated statements of income, changes in shareholders' equity and comprehensive income, and cash flows for the year ended December 31, 2003, included herein and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

KPMG LLP

Los Angeles, California
December 14, 2004

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  Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM